EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Equinox Gold Corp.

We consent to the use of our report dated March 13, 2025 on the consolidated financial statements of Equinox Gold Corp. (the Entity), which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, cash flows and changes in equity for each of the years then ended, and the related notes (collectively the consolidated financial statements), and our report dated March 13, 2025 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2024, which are incorporated by reference in the Registration Statement on Form S-8 dated June 18, 2025 of Equinox Gold Corp.

Yours very truly,

/s/ KPMG LLP

Chartered Professional Accountants

June 18, 2025

Vancouver, Canada